Exhibit 4.1

UNDERWRITING AGREEMENT

April 23, 2007

Ur-Energy Inc.
1128 Clapp Lane
P. O. Box 279
Manotick, Ontario
K4M 1A3
Attention:   William Boberg, President and Chief Executive Officer

Dear Sirs:

GMP Securities L.P., Raymond James Ltd., Cormark Securities Inc. and Canaccord Capital Corporation (collectively, the “Underwriters”) hereby offer to purchase from Ur-Energy Inc. (the “Company”), and the Company agrees to issue and sell to the Underwriters, 15,158,000 common shares of the Company (the “Offered Securities”) at a price of $4.75 per Offered Security for aggregate gross proceeds to the Company of $72,000,500 upon the terms described in this Agreement.

The Underwriters shall have an option (the “Over-Allotment Option”), which Over-Allotment Option may be exercised in the Underwriters' sole discretion and without obligation, to purchase up to an additional 2,273,000 Offered Securities (the “Additional Offered Securities”) on the same basis as the Offered Securities for a period of 30 days following the Closing Date, solely for the purpose of covering over-allotments made in connection with the Offering and for market stabilization purposes. The Underwriters shall notify the Company in writing of their election to exercise the Over-Allotment Option, which notice shall specify the number of Additional Offered Securities to be purchased by the Underwriters and the date (the “Option Closing Date”) on which such Additional Offered Securities are to be purchased. Such Option Closing Date may be the same as the Closing Date but not later than 30 days following the Closing Date. If any Additional Offered Securities are purchased, each Underwriter agrees, severally and not jointly, to purchase the percentage of such Additional Offered Securities (subject to such adjustments to eliminate fractional Additional Offered Securities as the Underwriters may determine) equal to the percentage set out opposite the name of such Underwriter in Section 12.1 of this Agreement.  In the event that the Company shall subdivide, consolidate, reclassify or otherwise change its common shares during the period in which the Over-Allotment Option is exercisable, appropriate adjustments will be made to the exercise price of the Over-Allotment Option and to the number of Additional Offered Securities issuable on exercise thereof such that the Underwriters are entitled to receive the same number and type of securities that the Underwriters would have otherwise received had they exercised such Over-Allotment Option immediately prior to such subdivision, consolidation, reclassification or change.

Unless the context otherwise requires, references herein to the "Offered Securities" include the Additional Offered Securities. The offering of the Offered Securities (which term shall include any

Additional Offered Securities to be purchased in the event of the exercise of the Over-Allotment Option) by the Company is hereinafter referred to as the “Offering”.

In consideration of the Underwriters' services to be rendered in connection with the Offering, including assisting in preparing documentation relating to the Offered Securities including the Preliminary Prospectus and the Final Prospectus (in each case as hereinafter defined), distributing the Offered Securities, directly and through other investment dealers and brokers, and performing administrative work in connection with the Offering, the Company agrees to pay the Underwriting Fee (as hereinafter defined) to the Underwriters.

The Company agrees that the Underwriters will be permitted to appoint, at their sole expense, other registered dealers or other dealers duly qualified in their respective jurisdictions, in each case acceptable to the Company, acting reasonably, as their agents to assist in the Offering in the Qualifying Provinces and that the Underwriters may determine the remuneration payable to such other dealers appointed by them.

This offer is conditional upon and subject to the additional terms and conditions set forth below.

1.           Interpretation

1.1           Definitions: Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

“Agreement” means the Agreement resulting from the acceptance by the Company of the offer made by the Underwriters by this letter;

“Applicable Securities Laws” means, collectively, the applicable securities laws of each of the Qualifying Provinces, their respective regulations, rulings, rules, orders and prescribed forms thereunder, the applicable policy statements issued by the Securities Commissions thereunder and the securities legislation of and policies issued by each other relevant jurisdiction;

“Closing Date” means May 10, 2007 or such earlier or later date as the Company and the Underwriters may agree, but in any event no later than May 24, 2007;

“Company” shall have the meaning ascribed thereto in the first paragraph of this Agreement;

“Company's Information Record” means all information contained in any press release, material change report (excluding any confidential material change report), financial statements or other document of the Company which has been publicly filed by or on behalf of the Company pursuant to Applicable Securities Laws or otherwise;

“Eligible Issuer” means an issuer which meets the criteria and has complied with the requirements of NI 44-101 so as to allow it to offer securities using a short form prospectus;

“Exchange” means the Toronto Stock Exchange;

“Final Prospectus” means the (final) short form prospectus of the Company qualifying the distribution of the Offered Securities and the materials incorporated therein by reference;

“including” means including without limitation;

“material change” means a material change for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means a change in the business, operations or capital of the Company and the Material Subsidiaries, on a consolidated basis, that would reasonably be expected to have a significant effect on the market price or value of any of the Company's securities and includes a decision to implement such a change made by the Company's board of directors or by senior management of the Company who believe that confirmation of the decision by the board of directors is probable;

“material fact” means a material fact for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means a fact that would reasonably be expected to have a significant effect on, the market price or value of the Company's securities;

“Material Subsidiaries” means the entities listed on Schedule “B” hereto;

“misrepresentation” means a misrepresentation for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“NI 44-101” means National Instrument 44-101- Short Form Prospectus Distributions;

“NP 43-201” means National Policy 43-201 - Mutual Reliance Review System for Prospectuses and Annual Information Forms;

“Offered Securities” shall have the meaning ascribed thereto in the first paragraph of this Agreement and shall, if applicable, include any Additional Offered Securities in respect of which the Over-Allotment Option may be exercised;

“Offering” shall have the meaning ascribed thereto in the third paragraph of this Agreement;

“Offering Documents” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Supplementary Material;

“Option Closing Date” shall have the meaning ascribed thereto in the second paragraph of this Agreement;

“Over-Allotment Option” shall have the meaning ascribed thereto in the second paragraph of this Agreement;

“person” includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust,

investment trust, society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

“Preliminary Prospectus” means the preliminary short form prospectus of the Company prepared in connection with the qualification of the distribution of the Offered Securities and the materials incorporated therein by reference;

“Purchasers” means, collectively, each of the purchasers of Offered Securities arranged by the Underwriters pursuant to the Offering, including, if applicable, the Underwriters;

“Qualifying Provinces” means, the provinces of British Columbia, Alberta, Manitoba and Ontario;

“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the Qualifying Provinces;

“Selling Group” means, collectively, those registered dealers appointed by the Underwriters to assist in the Offering as contemplated in the fifth paragraph of this Agreement;

“subsidiary” shall have the meaning ascribed thereto in the Securities Act (Ontario);

“Supplementary Material” means, collectively, any amendment to the Final Prospectus, any amended or supplemental prospectus or ancillary material required to be filed with any of the Securities Commissions in connection with the distribution of the Offered Securities and any material incorporated therein by reference;

“Survival Limitation Date” means the later of:

(i)	the second anniversary of the Closing Date or the Option Closing Date, as applicable; and

(ii)
the latest date under the Applicable Securities Laws relevant to a Purchaser (non-residents of Canada being deemed to be resident in the Province of Ontario for such purposes) that a Purchaser may be entitled to commence an action or exercise a right of rescission, with respect to a misrepresentation contained in the Final Prospectus or, if applicable, any Supplementary Material;

“Time of Closing” means 8:00 a.m. (Toronto time) on the Closing Date or the Option Closing Date, as applicable;

“Underwriters” shall have the meaning ascribed thereto in the first paragraph of this Agreement;

“Underwriting Fee” means the cash commission equal to 6.0% of the gross proceeds of the Offering, payable to the Underwriters; and

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

1.2           Division and Headings: The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

1.3           Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.4           Currency: Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.5           Schedules: The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein: Schedule “A” - Opinion of Company's Counsel; Schedule “B” - Material Subsidiaries; Schedule “C” - U.S. Securities Law Provisions; and Schedule “D” – Outstanding Convertible Securities.

2.           Nature of Transaction

2.1           Each Purchaser resident in a Qualifying Province shall purchase the Offered Securities pursuant to the Final Prospectus. Except as set forth in Section 3.3, each other Purchaser shall purchase in accordance with such procedures as the Company and the Underwriters may mutually agree, acting reasonably, in order to fully comply with the Applicable Securities Laws. The Company hereby agrees to secure compliance with all applicable securities regulatory requirements of the Qualifying Provinces on a timely basis in connection with the distribution of the Offered Securities.  Subject to being notified by the Underwriters of the requirements thereof and upon request by the Underwriters, the Company also agrees to file within the periods stipulated under Applicable Securities Laws outside of Canada and at the Company's expense all private placement forms required to be filed by the Company and the Purchasers, respectively, in connection with the Offering and agrees to pay all filing fees required to be paid in connection therewith so that the distribution of the Offered Securities outside of Canada may lawfully occur without the necessity of filing a prospectus or any similar document under the Applicable Securities Laws outside of Canada, if applicable. The Underwriters agree to assist the Company in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offering.

3.           Covenants and Representations of the Underwriters

3.1           Each Underwriter severally, and not jointly and severally, covenants with the Company that it will (and will use its commercially reasonable best efforts to cause the members of the Selling Group to):

(i)           conduct activities in connection with arranging for the sale and distribution of the Offered Securities in compliance with all Applicable Securities Laws and the provisions of this Agreement;

(ii)
not, directly or indirectly, sell or solicit offers to purchase the Offered Securities or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering materials in any country or jurisdiction so as to require registration or filing of a prospectus with respect thereto or compliance by the Company with regulatory requirements (including any continuous disclosure obligations) under the laws of, or subject the Company (or any of its directors, officers or employees) to any inquiry, investigation or proceeding of any securities regulatory authority, stock exchange or other authority in, any jurisdiction (other than the filing of the Preliminary Prospectus and the Final Prospectus in the Qualifying Provinces);

(iii)	use all reasonable efforts to complete and to cause the members of the Selling Group to complete the distribution of the Offered Securities as soon as practicable; and

(iv)	upon the Company obtaining the necessary receipts therefor from each of the Securities Commissions, deliver one copy of the Final Prospectus and any Supplementary Material to each of the Purchasers.

3.2           GMP Securities L.P. shall notify the Company when, in its opinion, the Underwriters and Selling Group have ceased distribution of the Offered Securities (and in any event such notice shall be given no later than 21 days after the Closing Date or the Option Closing Date, as applicable) and, if required for regulatory compliance purposes, provide a breakdown of the number of Offered Securities distributed and proceeds received (A) in each of the Qualifying Provinces and (B) in any other jurisdiction.

3.3           Each Underwriter severally covenants with the Company that it will only solicit and offer to sell to purchasers of Offered Securities in the United States in accordance with Schedule “C” to this Agreement. The representations, warranties and covenants of the Underwriters and the Company set forth in Schedule “C” are incorporated herein by reference.

4.           Representations, Warranties and Covenants of the Company

4.1           The Company hereby represents, warrants and covenants to and with the Underwriters that:

4.1.1                      General Matters

(a)
the Company (i) has been continued under the Canada Business Corporations Act and is and will at the Time of Closing be up-to-date in all material corporate filings and in good standing under such Act; (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to issue and sell the Offered Securities, to enter into this Agreement and to carry out the provisions of this Agreement;

(b)
the subsidiaries listed on Schedule “B” are the only subsidiaries of the Company which are material to the Company and, all securities of such subsidiaries are held, directly or indirectly, by the Company free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims and demands whatsoever. All of such shares in the capital of the Material Subsidiaries have been dully authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of the Material Subsidiaries or any other security convertible into or exchangeable for any such shares. The Company’s other subsidiaries, CBM –Energy Inc. and ISL Wyoming Inc. are not material subsidiaries of the Company, do not own any material assets and do not have any material liabilities.

(c)
each of the Material Subsidiaries (i) has been incorporated in its respective jurisdiction of incorporation and is and will at the Time of Closing be up-to-date in all material corporate filings and in good standing under the laws of such jurisdiction, as the case may be and (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets;

(d)	no proceedings have been taken, instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation of the Company or the Material Subsidiaries;

(e)
the Company and each of the Material Subsidiaries are, in all material respects, conducting their respective businesses in compliance with all applicable laws, rules and regulations (including all material applicable federal, provincial, municipal, and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including but not limited to relevant exploration, concessions and permits) of each jurisdiction in which its respective businesses are carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which could have an adverse material effect on the Company or the Material Subsidiaries and will at the Time of Closing be valid, subsisting and in good standing;

(f)	all necessary corporate action has been taken or will have been taken prior to the Time of Closing by the Company so as to validly issue and sell the Offered Securities;

(g)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and this Agreement has been executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability is subject of the provisions of the Limitations Act, 2002 (Ontario);

(h)
the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Company and the issuance, sale and delivery of the Offered Securities to be issued and sold by the Company at the Time of Closing do not and will not require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, Securities Commission or other third party, except such as have been obtained or such as may be required (and shall be obtained prior to the Time of Closing) under Applicable Securities Laws or stock exchange regulations;

(i)
the Offered Securities to be issued and sold as hereinbefore described have been, or prior to the Time of Closing will be reserved and authorized for issuance by the Company and, upon payment of the issue price for the Offered Securities and when certificates for the Offered Securities are countersigned by the Transfer Agent, the Offered Securities will be validly issued and fully paid and non-assessable, and all statements made in the Final Prospectus describing the Offered Securities will be accurate in all material respects;

(j)
the authorized capital of the Company consists of an unlimited number of Class A Preference Shares, issuable in series, and an unlimited number of common shares, of which, as of April 20, 2007, no Class A Preference Shares were outstanding and 74,100,239 common shares were outstanding as fully paid and non-assessable shares of the Company;

(k)
the Company and the Material Subsidiaries are not aware of any legislation, or proposed legislation published by a legislative body, which they anticipate will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Company or the Material Subsidiaries;

(l)
the currently issued and outstanding common shares of the Company are listed on the Exchange and no order ceasing, suspending or prohibiting trading in any securities of the Company or prohibiting the sale of the Offered Securities has been issued and no proceedings for such purpose are pending or, to the best of the Company’s knowledge, information and belief, threatened;

(m)
except as referred to in Schedule “D” hereto, or as described in the Final Prospectus, no person now has any agreement or option or right or privilege (whether at law, preemptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of the Company or any of the Material Subsidiaries;

(n)	since December 31, 2006, except as disclosed in the Company's Information Record:

(i)
there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of the Company and the Material Subsidiaries, on a consolidated basis;

(ii)	there has not been any material change in the capital stock or long-term debt of the Company and the Material Subsidiaries, on a consolidated basis; and

(iii)	the Company and the Material Subsidiaries have carried on their respective businesses in the ordinary course;

(o)
the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006 present fairly, in all material respects, the financial condition of the Company and the Material Subsidiaries, on a consolidated basis, for the period then ended;

(p)
there are no material actions, proceedings or investigations (whether or not purportedly by or on behalf of the Company or any subsidiary) pending or threatened against or affecting the Company or its Material Subsidiaries at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign;

(q)
neither the Company nor any of the Material Subsidiaries is in default or in breach in any material respect of, and the execution and delivery of this Agreement by the Company, the performance and compliance with the terms of this Agreement and the sale of the Offered Securities (including the grant of the Over-Allotment Option by the Company) will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Company or any of the Material Subsidiaries or any material mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company or any of the Material Subsidiaries is a party or by which any of them is bound or any judgment, decree, order, statute, rule or regulation applicable to any of them, which breach or default would have a material adverse affect on the Company and the Material Subsidiaries, on a consolidated basis;

(r)
the Company is, and will at the Time of Closing be, an Eligible Issuer and a “reporting issuer”, not included in a list of defaulting reporting issuers maintained by the Securities Commissions in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario and in particular, without limiting the foregoing, the Company has at all times complied with its obligations to make timely disclosure of all material changes relating to it and there is no material change relating to the Company which has occurred and with respect to which the requisite material change report has not been filed with the Securities Commissions, except to the extent that the Offering constitutes a material change;

(s)
all filings and fees required to be made and paid by the Company and the subsidiaries pursuant to Applicable Securities Laws and general corporate law have been made and paid and the information and statements set forth in the Company's Information Record were accurate in all material respects and did not contain any misrepresentation as of the date of such information or statement, and the Company has not filed any confidential material change report with any Securities Commission that is still maintained on a confidential basis;

(t)
the auditors of the Company who audited the consolidated financial statements of the Company most recently delivered to the securityholders of the Company and delivered their report with respect thereto, have confirmed to the Company that they are independent public accountants as required by the Applicable Securities Laws;

(u)	there has not been any “reportable event” (within the meaning of National Instrument 51-102 of the Canadian Securities Administrators) with the present or any former auditor of the Company;

(v)
there is not, in the constating documents, by-laws or in any debt instrument,  agreement, mortgage, note, debenture, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to, the declaration of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its common shares;

(x)
the Company is not, nor are any of its subsidiaries, party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Company or any of its subsidiaries to compete in any line of business, transfer or move any of their assets or operations or which materially or adversely affects the business practices, operations or condition of the Company and its subsidiaries, taken as a whole;

(y)
other than the Company, there is no person that is or will be entitled to the proceeds of this Offering under the terms of any debt instrument, mortgage, note, indenture, contract, instrument, lease agreement (written or unwritten);

(z)	the Company is not party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company or its subsidiaries;

(aa)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Company or any of the Material Subsidiaries have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of the Company and of the Material

Subsidiaries, on a consolidated basis, or result in an adverse material change to the Company and the Material Subsidiaries, on a consolidated basis.  All tax returns, declarations, remittances and filings required to be filed by the Company have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of the Company and the Material Subsidiaries, on a consolidated basis, or result in an adverse material change to the Company and the Material Subsidiaries, on a consolidated basis.  To the best of the knowledge of the Company, no examination of any tax return of the Company or any of the Materials Subsidiaries is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company or any Material Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact of the Company and the Material Subsidiaries, on a consolidated basis, or result in an adverse material change to the Company and the Material Subsidiaries, on a consolidated basis;

(bb)
neither the Company nor any of the Material Subsidiaries, nor to the best of the Company's knowledge, information and belief, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by the Company or any of the Material Subsidiaries or such other person under any material contract, agreement, or arrangement (including all joint venture agreements) to which the Company or any of the Material Subsidiaries is a party or otherwise bound and all such contracts, agreements or arrangements (including all joint venture agreements) are in good standing, and no event has occurred which with notice or lapse of time or both would constitute such a default by the Company, a Material Subsidiary or, to the best of the Company’s knowledge, information and belief, any other party;

(cc)	the net proceeds of the Offering will be used as described in the Final Prospectus;

(dd)	the attributes of the Offered Securities will conform in all material respects with the description thereof to be described in the Final Prospectus;

(ee)
other than as contemplated by the Offering and this Agreement, the Company will not, for a period of 90 days from the Closing Date, issue or sell or agree to issue or sell (or announce any intention to do so) any equity or voting shares of the Company or financial instruments convertible or exchangeable into such shares, other than for purposes of (i) the grant or exercise of stock options and other similar issuances pursuant to the share incentive plans of the Company (including as described in Schedule “D” hereto); (ii) outstanding warrants (including as described in Schedule “D” hereto); and

(iii) obligations in respect of existing agreements (including as described in Schedule “D” hereto), without the prior written consent of GMP Securities L.P. on behalf of the Underwriters, which consent shall not be unreasonably withheld;

(ff)
the Company will use its best efforts to obtain the necessary regulatory consents from the Exchange to the sale of the Offered Securities hereunder on such conditions as are acceptable to the Underwriters and the Company, acting reasonably;

(gg)	the Company will use its best efforts to arrange for the listing on the Exchange of the Offered Securities effective as of the Closing Date and the Option Closing Date, as applicable;

(hh)
the Company will use its best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the Securities Laws of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario until the date that is two years following the Closing Date, provided that this covenant shall not prevent the Company from completing any transaction which would result in the Company ceasing to be a “reporting issuer” so long as the holders of common shares receive securities of an entity which is listed on a stock exchange in Canada or the holders of the common shares have approved the transaction;

(ii)	Equity Transfer & Trust Company has been appointed the registrar and transfer agent in Canada for the common shares of the Company at its principal transfer office in the city of Toronto, Ontario;

(jj)
none of the directors, officers or employees of the Company, any known holder of more than ten per cent of any class of shares of the Company, or any known associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Securities Act (Ontario)), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction with the Company or any Material Subsidiary which, as the case may be, materially affected, is material to or will materially affect the Company and the Material Subsidiaries, on a consolidated basis;

(kk)
other than the Underwriters pursuant to this Agreement, there is no person acting or purporting to act at the request of the Company who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated herein;

(ll)
none of the Company or the Material Subsidiaries is party to any debt instrument or has any material loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them;

(mm)
the assets of the Company and the Material Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and none of the Company or any of the Material Subsidiaries has failed to promptly give any notice or present any material claim thereunder; and

(nn)
the Company and the Material Subsidiaries own or possess the right to use all material patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of their respective businesses, and the Company is not aware of any claim to the contrary or any challenge by any other person to the rights of the Company and the Material Subsidiaries with respect to the foregoing.  To the best of the Company’s knowledge, the Company’s business, including that of its subsidiaries, as now conducted does not, and as currently proposed to be conducted will not, infringe or conflict with in any material respect patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other intellectual property or franchise right of any person.

4.1.2                      Prospectus Matters

(a)
the Company will, provided the Underwriters have taken all action required by them hereunder to permit the Company to do so, use all reasonable efforts to file the Final Prospectus pursuant to NP 43-201 and to obtain a final expedited review receipt document from the Ontario Securities Commission in respect of each Qualifying Province and if a Securities Commission in any Qualifying Province opts out of the expedited review system, a final receipt (or a decision document equivalent thereof) from such Securities Commission, and shall have taken all other steps and proceedings that may be necessary in order to qualify the Offered Securities for distribution pursuant to the Final Prospectus in each of the Qualifying Provinces before the close of business on May 17, 2007 (or such other date as may be agreed to in writing by the Company and the Underwriters);

(b)
the Company will deliver from time to time without charge to the Underwriters as many copies of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material as they may reasonably request for the purposes contemplated hereunder and contemplated by the Applicable Securities Laws in the Qualifying Provinces and such delivery shall constitute the consent of the Company to their use of such documents in the Qualifying Provinces in connection with the distribution or the distribution to the public of the Offered Securities, subject to the Underwriters complying with the provisions of the Applicable Securities Laws in the Qualifying Provinces and the provisions of this Agreement;

(c)
all the information and statements to be contained in the Offering Documents shall, at the respective dates of delivery thereof, constitute full, true and plain disclosure of all material facts relating to each of the Offering, the Company, the Material Subsidiaries and the Offered Securities (provided that this representation and warranty is not intended to extend to information and statements included in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriters specifically for use therein);

(d)
at the time of filing and qualification thereof, no Offering Document will contain a misrepresentation (provided that this representation and warranty is not intended to extend to information and statements included in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriters specifically for use therein);

(e)	the Offering Documents shall contain the disclosure required by and conform to all requirements of the Applicable Securities Laws;

(f)
during and prior to completion of the distribution of the Offered Securities, the Company will otherwise take or cause to be taken all steps and proceedings (including the filing of, and obtaining the issuance of a final receipt (or a decision document equivalent thereof) for, the Final Prospectus) that may be required under the Applicable Securities Laws of the Qualifying Provinces to qualify the Offered Securities for sale to the public in the Qualifying Provinces through registrants registered under the Applicable Securities Laws of the Qualifying Provinces who have complied with the relevant provisions thereof; and

(g)
at all times until the distribution of the Offered Securities has been completed, but in any event not later than 21 days following the Closing Date or the Option Closing Date, as applicable, the Company will, to the reasonable satisfaction of counsel to the Underwriters, promptly take or cause to be taken all reasonable additional steps and proceedings that may be required from time to time under the Applicable Securities Laws of the Qualifying Provinces to continue to so qualify the Offered Securities or, in the event that the Offered Securities have, for any reason, ceased to so qualify, to again so qualify the Offered Securities.

4.1.3                      Due Diligence Matters

(a)
prior to the filing of the Final Prospectus and any Supplementary Material (other than any material filed prior to the date hereof and incorporated by reference therein), the Company will allow the Underwriters to participate fully in the preparation of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material and shall allow the Underwriters to conduct all due diligence which they may reasonably require to conduct in order to fulfil their obligations and in order to enable them to responsibly execute the certificates required to be executed by them at the end of each of the Preliminary Prospectus, the Final Prospectus and any applicable Supplementary Material;

(b)
the Company will promptly notify the Underwriters in writing if, prior to termination of the distribution of the Offered Securities, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Underwriters) or any event or development involving a prospective material change or a change in a material fact or any other material change in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control or management of the Company or any of the Material Subsidiaries which would constitute a material change to, or a change in a material fact concerning the Company and the Material Subsidiaries on a consolidated basis or any other change which is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Final Prospectus or any Supplementary Material, as they exist immediately prior to such change, or could render any of the foregoing, as they exist immediately prior to such change, not in compliance with any of the Applicable Securities Laws;

(c)
the Company will promptly notify the Underwriters in writing with full particulars of any such actual, anticipated, contemplated, threatened or prospective change referred to in the preceding paragraph and the Company shall, to the satisfaction of the Underwriters, acting reasonably, provided the Underwriters have taken all action required by them hereunder to permit the Company to do so, file promptly and, in any event, within all applicable time limitation periods with the Securities Commissions a new or amended Final Prospectus or Supplementary Material, as the case may be, or material change report as may be required under the Applicable Securities Laws and shall comply with all other applicable filing and other requirements under the Applicable Securities Laws including any requirements necessary to qualify the distribution of the Offered Securities and shall deliver to the Underwriters as soon as practicable thereafter their reasonable requirements of conformed or commercial copies of any such new or amended Final Prospectus or Supplementary Material. The Company will not file any such new or amended disclosure documentation or material change report without first obtaining the written approval of the form and content thereof by the Underwriters, which approval shall not be unreasonably withheld or delayed; provided that the Company will not be required to file a registration statement or otherwise register or qualify the Offered Securities for sale or distribution outside Canada;

(d)
the Company will in good faith discuss with the Underwriters as promptly as possible any circumstance or event which is of such a nature that there is or there ought to be consideration given as to whether there may be a material change or change in a material fact or other change described in the preceding two paragraphs; and

(e)
the minute books of the Company and each of the Material Subsidiaries provided to counsel to the Underwriters contain copies of all constating documents and all proceedings of securityholders and directors (and committees thereof) (or drafts pending the approval thereof) and are complete in all material respects.

4.1.4	Mining and Environmental Matters

(a)
the Company and the Material Subsidiaries are in material compliance with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign, including laws, ordinances, regulations or orders, relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance (the “Environmental Laws”);

(b)
the Company and the Material Subsidiaries have, collectively, obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the “Environmental Permits”) necessary as at the date hereof for the operation of the businesses carried on or proposed to be commenced by the Company and the Material Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing and neither the Company nor any of the Material Subsidiaries is in material default or breach of any Environmental Permit and, to the best of the knowledge of the Company, no proceeding is pending or threatened to revoke or limit any Environmental Permit;

(c)
neither the Company nor any of the Material Subsidiaries has used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(d)
neither the Company nor any of the Material Subsidiaries nor, if applicable, to the knowledge of the Company, any predecessor company, has received any notice of or been prosecuted for an offence alleging non-compliance with any laws, ordinances, regulations and orders, including Environmental Laws, and neither the Company nor any of the Material Subsidiaries nor, if applicable, to the knowledge of the Company, any predecessor company has settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Company or any of its Material Subsidiaries, nor has the Company or any of its Material Subsidiaries received notice of any of the same;

(e)
there have been no past unresolved, and there are no pending or threatened claims, complaints, notices or requests for information received by the Company with respect to any alleged material violation of any law, statue, order, regulation, ordinance or decree; and to the best of the Company’s knowledge, information and belief, no conditions exist at, on or under any property now or previously owned, operated or leased by the Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any law, statue, order, regulation, ordinance or decree that, individually or in the aggregate, has or may reasonably be expected to have any adverse effect with respect to the Company and the Material Subsidiaries, taken as a whole;

(f)
except as ordinarily or customarily required by applicable permit, neither the Company nor any of the Material Subsidiaries has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws.  Neither the Company nor any of the Material Subsidiaries has received any request for information in connection with any federal, state, municipal or local inquiries as to disposal sites;

(g)
the Company and its Material Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of the material property or assets thereof as described in the Company’s Information Record, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Company’s Information Record, and no other property rights are necessary for the conduct of the business of the Company and its Material Subsidiaries (taken as a whole) as currently conducted or contemplated to be conducted; the Company knows of no claim or basis for any claim that might or could adversely affect the right of the Company and its Material Subsidiaries to use, transfer or otherwise exploit such property rights; and, except as disclosed in the Company’s Information Record, the Company and its Material Subsidiaries have no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

(h)
the Company and its Material Subsidiaries hold either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located in respect of the ore bodies and minerals located in properties in which the Company and its Material Subsidiaries have an interest as described in the Company’s Information Record under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company and its Material Subsidiaries to explore the minerals relating thereto; all such property, leases or claims and all property, leases or claims in which the Company or its Material Subsidiaries have any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting; the Company or its Material Subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties in which the Company or its Material Subsidiaries have an interest as described in the Company’s Information Record granting the Company or its Material Subsidiaries the right and ability to explore for minerals for development purposes as are appropriate in view of their respective rights and interests therein, with only such exceptions as do not materially interfere with the use made by the Company or its Material Subsidiaries of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Company or its Material Subsidiaries;

(i)
any and all of the agreements and other documents and instruments pursuant to which the Company and its Material Subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, the Company and its Material Subsidiaries are not in default of any of the material provisions of any such agreements, documents or instruments, nor has any such default been alleged.  None of the properties (or any interest in, or right to earn an interest in, any property) of the Company and its Material Subsidiaries are subject to any right of first refusal or purchase or acquisition rights which are not disclosed in the Company’s Information Record;

(j)
there are no claims with respect to native rights currently or, to the best knowledge of the Company, pending or threatened with respect to any of the material properties of the Company or the Material Subsidiaries

(k)
all mining operations on the properties of the Company and the Material Subsidiaries have been conducted in all respects in accordance with good mining and engineering practices and all applicable material workers' compensation and health and safety and workplace laws, regulations and policies have been complied with;

(l)
except as disclosed in the Company’s Information Record, there are no environmental audits, evaluations, assessments, studies or tests relating to the Company or any of the Material Subsidiaries except for ongoing assessments conducted by or on behalf of the Company in the ordinary course; and

(m)	the Company is in material compliance with the provisions of National Instrument 43-101–Standards of Disclosure for Mineral Projects, and has filed all required technical reports required thereby.

4.1.5                      Employment Matters

(a)
each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Company for the benefit of any current or former director, officer, employee or consultant of the Company (the “Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Applicable Securities Laws;

(b)	all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Company or the Material Subsidiaries; and

(c)
there is not currently any labour disruption which is adversely affecting or could adversely affect, in a material manner, the carrying on of the business of the Company and the Material Subsidiaries, on a consolidated basis.

5.           Conditions to Purchase Obligation

5.1           The following are conditions of the Underwriters' obligations to close the purchase of the Offered Securities from the Company as contemplated hereby, which conditions the Company covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Closing Date, which conditions may be waived in writing in whole or in part by the Underwriters:

(a)
the Company will have made and/or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions and the Exchange required to be made or obtained by the Company in connection with the Offering, on terms which are acceptable to the Company and the Underwriters, acting reasonably, prior to the Closing Date, it being understood that the Underwriters will do all that is reasonably required to assist the Company to fulfil this condition;

(b)
the Company shall have delivered to the Underwriters within 24 hours of the issuance of the receipt for the Preliminary Prospectus by each of the Qualifying Provinces, or such later time as may be agreed upon by the Company and the Underwriters, in such Canadian cities as the Underwriters may reasonably request, the reasonable requirements of conformed commercial copies of the Preliminary Prospectus;

(c)
the Company shall have delivered to the Underwriters within 24 hours of the issuance of the receipt for the Final Prospectus by each of the Qualifying Provinces, or such later time as may be agreed upon by the Company and the Underwriters, in such Canadian cities as the Underwriters may reasonably request, the reasonable requirements of conformed commercial copies of the Final Prospectus;

(d)
the Offered Securities will have been accepted for listing by the Exchange, subject to the usual conditions, and will, at the opening of trading on the Exchange on the Closing Date, be accepted for trading on the Exchange;

(e)	the Company's board of directors will have authorized and approved this Agreement, the sale and issuance of the Offered Securities and all matters relating to the foregoing;

(f)
the Company will deliver a certificate of the Company and signed on behalf of the Company, but without personal liability, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company or

such other senior officers of the Company as may be acceptable to the Underwriters, acting reasonably, addressed to the Underwriters and their counsel and dated the Closing Date, in form and content satisfactory to the Underwriters, acting reasonably, certifying that:

(i)
no order ceasing or suspending trading in any securities of the Company or prohibiting the sale of the Offered Securities or any of the Company's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of such officers, threatened;

(ii)
to the knowledge of such officers, there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company and the Material Subsidiaries on a consolidated basis since the date hereof which has not been generally disclosed;

(iii)
since the date hereof, no material change relating to the Company and the Material Subsidiaries on a consolidated basis, except for the Offering, has occurred with respect to which the requisite material change statement or report has not been filed and no such disclosure has been made on a confidential basis;

(iv)
the representations and warranties of the Company contained in this Agreement are true and correct in all material respects at the Time of Closing, with the same force and effect as if made by the Company as at the Time of Closing after giving effect to the transactions contemplated hereby; and

(v)
the Company has complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with or satisfied, other than conditions which have been waived by the Underwriters, at or prior to the Time of Closing;

(g)
the Company will have caused a favourable legal opinion to be delivered by its Canadian counsel addressed to the Underwriters and the Underwriters' counsel, acceptable in all reasonable respects to the Underwriters, including in respect of those matters identified in Schedule “A” hereto. In giving such opinion, counsel to the Company shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel and shall be entitled as to matters of fact to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy;

(h)
the Company will have caused a favourable legal opinion to be delivered by local counsel in the jurisdiction of incorporation of each of the Material Subsidiaries addressed to the Underwriters, in form and substance satisfactory to the Underwriters, acting reasonably, and with respect to the following matters:

(A)	the incorporation and existence of each Material Subsidiary under the laws of its jurisdiction of incorporation;

(B)	as to the holder of the issued and outstanding shares of each Material Subsidiary; and

(C)	that each Material Subsidiary has all requisite corporate power under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and own its properties;

(i)
if any Offered Securities are being sold on the Closing Date to United States purchasers pursuant to Schedule “C” to this Agreement, the Company shall have caused a favourable legal opinion to be delivered by United States counsel, in form and substance satisfactory to the Underwriters, to the effect that the sale of such Offered Securities on the Closing Date to such United States purchasers is not required to be registered under the United States Securities Act of 1933, as amended;

(j)
the Company will have caused a favourable title opinion to be delivered, in form and substance satisfactory to the Underwriters, acting reasonably, with respect to each of the Company’s and Material Subsidiaries’ properties;

(k)	the Company will have caused PricewaterhouseCoopers LLP to deliver an update of its letter referred to in paragraph 6 below;

(l)	the Company will cause its registrar and transfer agent to deliver a certificate as to the issued and outstanding common shares of the Company;

(m)
certificates representing the Offered Securities registered as the Underwriters may direct (or, in the case of Offered Securities being sold to United States purchasers, as such purchasers may direct), which certificates will be delivered in Toronto; and

(n)
the Underwriters will have been satisfied in their sole discretion with the due diligence review and investigation of the Company and the Material Subsidiaries perform by the Underwriters and their representatives.

5.2           The following are conditions of the Underwriters' obligations to close the purchase of the Additional Offered Securities from the Company as contemplated hereby, which conditions the Company covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Option Closing Date, which conditions may be waived in writing in whole or in part by the Underwriters:

(a)
the Additional Offered Securities will have been accepted for listing by the Exchange, subject to the usual conditions, and will, at the opening of trading on the Exchange on the Option Closing Date, be accepted for trading on the Exchange;

(b)	the Underwriters shall have received an updated certificate referred to in paragraph 5.1 (f) above dated the Option Closing Date;

(c)	the Underwriters shall have received updated favourable legal opinions referred to in paragraphs 5.1 (g) and (h) above dated the Option Closing Date;

(d)
if any Additional Offered Securities are being sold on the Option Closing Date to United States purchasers pursuant to Schedule “C” to this Agreement, the Company shall have caused a favourable legal opinion to be delivered by United States counsel, in form and substance satisfactory to the Underwriters, to the effect that the sale of such Offered Securities on the Option Closing Date to such United States purchasers is not required to be registered under the United States Securities Act of 1933, as amended;

(e)	the Company will have caused PricewaterhouseCoopers LLP to deliver an update of its letter referred to in paragraph 6 below;

(f)	the Company will cause its registrar and transfer agent to deliver an updated certificate referred to in paragraph 5.1(l) above;

(g)
certificates representing the Additional Offered Securities registered as the Underwriters may direct (or, in the case of Additional Offered Securities being sold to United States purchasers, as such purchasers may direct), which certificates will be delivered in Toronto; and

(h)
the Underwriters shall have received such other certificates, agreements, materials or documents as they may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Offered Securities and other matters related to the issuance of the Additional Offered Securities.

6.           Additional Documents Upon Filing of Final Prospectus

The Company shall cause to be delivered to the Underwriters concurrently with the filing of the Final Prospectus and any Supplementary Material, a comfort letter dated the date of the Final Prospectus (or Supplementary Material, as applicable) from the auditors of the Company and addressed to the Underwriters and to the directors of the Company, in form and substance reasonably satisfactory to the Underwriters, relating to the verification of the financial information and accounting data and other numerical data of a financial nature contained in the Final Prospectus (or Supplementary Material, as applicable) and matters involving changes or developments since the respective dates as of which specified financial information is given therein, to a date not more than two business days prior to the date of such letter.

7.           Closing

7.1           The Offering will be completed at the offices of the Underwriters’ counsel in Toronto at the Time of Closing or such other place, date or time as may be mutually agreed to; provided that if the Company has not been able to comply in any material respect with any of the covenants or conditions set out herein required to be complied with by the Time of Closing or such other date and time as may be mutually agreed to or such covenant or condition has not been waived by the Underwriters, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses, indemnity and contribution provided for in this Agreement.

7.2           At the Time of Closing, the Company shall deliver to the Underwriters the documents, legal opinions and certificates as contemplated in section 5.1 or 5.2, as the case may be; against payment of the aggregate purchase price for the Offered Securities or the Additional Offered Securities, as applicable, net of the Underwriting Fee and expenses incurred up to the Closing Date or Option Closing Date, as applicable, by wire transfer payable to the Company.  Any additional expenses of the Underwriters incurred in connection with the Offering not included in these expenses retained by the Underwriters shall be paid by the Company forthwith upon invoices being provided therefor.

7.3           All terms and conditions of this Agreement shall be construed as conditions and any breach or failure to comply with any such terms and conditions in any material respect shall entitle the Underwriters to terminate their obligations to purchase the Offered Securities or the Additional Offered Securities, as applicable, by written notice to that effect given to the Company prior to the Time of Closing. It is understood that the Underwriters may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any such terms and conditions or any other subsequent breach or non-compliance; provided that to be binding on the Underwriters, any such waiver or extension must be in writing.

8.           Termination of Purchase Obligation

8.1           Without limiting any of the other provisions of this Agreement, any Underwriter will be entitled, at its option, to terminate and cancel, without any liability on its part or on the part of the other Underwriters and the Purchasers, its obligations under this Agreement, to purchase the Offered Securities or Additional Offered Securities, as applicable, by giving written notice to the Company at any time through to the applicable Time of Closing if:

(a)
material change - there shall be any material change in the affairs of the Company, or there should be discovered any previously undisclosed material fact required to be disclosed in the Preliminary Prospectus, Final Prospectus or amendment thereto or there should occur a change in a material fact contained in the Offering Documents or amendment thereto, in each case which, in the reasonable opinion of the Underwriters (or any of them), has or would be expected to have a significant adverse effect on the market price or value of the Offered Securities or any other securities of the Company;

(b)
disaster out - (i) any inquiry, action, suit, investigation or other proceeding (whether formal or informal) (including matters of regulatory transgression or unlawful conduct) is commenced, announced or threatened or any order made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, the Exchange or any securities regulatory authority or any law or regulation is enacted or changed which in the opinion of the Underwriters (or any of them), acting reasonably, operates to prevent or restrict the issuance or trading of the Offered Securities or any other securities of the Company or materially and adversely affects or will materially and adversely affect the market price or value of the Offered Securities or any other securities of the Company; or (ii) if there should develop, occur or come into effect or existence any event, action, state (including terrorism), condition or major financial occurrence of national or international consequence or any law or regulation which in the reasonable opinion of the Underwriters seriously adversely affects, or involves, or will, or could reasonably be expected to, seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Company and its subsidiaries taken as a whole; or

(c)	breach - the Company is in breach of any material terms, condition or covenant of this Agreement or any material representation or warranty given by the Company in this Agreement becomes or is false.

The Underwriters shall make reasonable efforts to give notice to the Company (in writing or by other means) of the occurrence of any of the events referred to in this section; provided that neither the giving nor the failure to give such notice shall in any way affect the Underwriters' entitlement to exercise this right at any time to the Time of Closing.

The Underwriters' rights of termination contained in this section are in addition to any other rights or remedies they may have in respect of any default, act or failure to act or noncompliance by the Company in respect of any of the matters contemplated by this Agreement.

8.2           If the obligations of an Underwriter are terminated under this Agreement pursuant to the termination rights provided for in section 8.1, the Company's liabilities to such Underwriter shall be limited to the Company's obligations under the indemnity, contribution and expense provisions of this Agreement.

9.           Indemnity

9.1           The Company hereby covenants and agrees to indemnify and save each of the Underwriters, their respective affiliate U.S. broker-dealers and their respective directors, officers, employees and agents (each being hereinafter referred to as an “Indemnified Party”), harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, suits, proceedings, damages or liabilities of whatsoever nature or kind, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against any Indemnified Party, to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities, actions, suits or proceedings arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by the Underwriters and/or any Indemnified Party hereunder or otherwise in connection with the matters referred to in this Agreement, including without limitation, in any way caused by, or arising directly or indirectly from, or in consequence of:

(a)
any misrepresentation or alleged misrepresentation (except as may be contained in any information or statement relating solely to the Underwriters) contained herein or in the Offering Documents or the documents incorporated in the Offering Documents by reference pursuant to the Offering;

(b)	any information or statement (except any information or statement relating solely to the Underwriters) contained in any certificate or document of the Company delivered under this Agreement or pursuant to this Agreement which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(c)
any omission or alleged omission to state in any certificate or document of the Company delivered under this Agreement or any fact (except facts relating solely to the Underwriters), or in the Offering Documents, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; or

(d)
the non-compliance or alleged non-compliance by the Company with any requirements of the Applicable Securities Laws (other than any non-compliance or alleged non-compliance caused by, arising directly or indirectly from, or in consequence of any action or non-action of the Underwriters).

Notwithstanding anything to the contrary contained herein, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)
the Underwriters or an Indemnified Party has been grossly negligent or has committed any fraudulent or illegal act in the course of the performance of professional services rendered to the Company by the Underwriters and/or the Indemnified Party or otherwise in connection with the matters referred to in this Agreement; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, illegality or fraud referred to in (i).

The Company agrees that in case any legal proceeding shall be brought against the Company and/or any Indemnified Party by any governmental commission or regulatory authority, or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company and/or any Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company by any Indemnified Party under this Agreement, any Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by it in connection therewith) and out-of-pocket expenses incurred by it in connection therewith shall be paid by the Company as they occur.

9.2           If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Company pursuant to the provisions of section 9.1 or if any potential claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Company in writing; but the omission to notify the Company will not relieve the Company from any liability it may otherwise have to the Indemnified party pursuant to section 9.1 except to the extent the Company is materially prejudiced by such failure to notify. The Company shall be entitled but not obligated to participate in or assume the defence thereof; provided, however, that the defence shall be through experienced and competent legal counsel.  Upon the Company notifying the Indemnified Party in writing of its election to assume the defense and retaining counsel, the Company shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence.  If such defence is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to the Indemnified Party, will keep the Indemnified Party advised of the progress thereof and will discuss with the Indemnified Party all significant actions proposed.  Notwithstanding the above, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party unless:

(a)	the employment thereof has been specifically authorized in writing by the Company;

(b)
the Indemnified Party has been advised by counsel retained by the Company or the Underwriters that representation of the Company and the Indemnified Party by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Company (in which event and to that extent, the Company shall not have the right to assume or direct the defence on the Indemnified Party’s behalf) or that there is a conflict of interest between the Company and the Indemnified Party or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Company shall not have the right to assume or direct the defence on the Indemnified Party’s behalf); or

(c)	the Company has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim;

provided that the Company shall not be required to assume the fees and expenses of more than one counsel to all of the Indemnified Parties. Neither the Company nor any Indemnified Party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld.

The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to those Indemnified Parties who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Parties.  The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by this Agreement.

9.3           The rights of indemnity contained in section 9.1 shall not accrue to the benefit of any Indemnified Party if: (i) the Underwriters were provided with a copy of any Supplementary Material which corrects any misrepresentation which is the basis of a claim by a party against such Indemnified Party and which is required under the Applicable Securities Laws in the Qualifying

Provinces to be delivered to such party; and (ii) the person asserting the claim was not provided with a copy of such amendment or supplement.

9.4           To the extent that any Indemnified Party is not a party to this Agreement, the Underwriters shall obtain and hold the right and benefit of the indemnity provisions of section 9.1 in trust for and on behalf of such Indemnified Party.

10.           Contribution

10.1           In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason is unavailable or insufficient to hold an Indemnified Party harmless, the Underwriters and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above in such proportion as is appropriate to reflect not only the percentage that the portion of the Underwriting Fee payable by the Company to the Underwriters bears to the gross proceeds realized from the sale of the Offered Securities but also the relative fault of the Company and  the Underwriters, as well as any relevant equitable considerations; provided that, in no event, will the Underwriters be responsible for any amount in excess of the amount of the Underwriting Fee actually received by them and the Company shall be responsible for the balance. In the event that the Company may be held to be entitled to contribution from the Underwriters under the provisions of any statute or law, the Company shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Underwriters are responsible, as determined above; and (ii) the amount of the Underwriting Fee actually received by the Underwriters. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation or material non-compliance with the provisions of this Agreement or non-compliance with applicable laws shall not be entitled to contribution from the other party.

Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section, except to the extent such party is materially prejudiced by the failure to receive such notice. The right to contribution provided in this section shall be in addition to, and not in derogation of, any other right to contribution which the Underwriters or the Company may have by statute or otherwise by law.

10.2           The right of the Company to assume the defence of any claim, action, suit or proceeding shall apply as set forth in section 9.2 hereof, mutatis mutandis.

10.3           The Company hereby waives its right to recover contribution from the Underwriters or any other Indemnified Party with respect to any liability of the Company solely by reason of or arising out of any misrepresentation contained in any of the Offering Documents or the Company's

Information Record, other than a misrepresentation included in reliance upon information furnished to the Company by or on behalf of the Underwriters specifically for use therein or relating solely to the Underwriters.

11.           Expenses

11.1           Whether or not the closing of the Offering occurs, all expenses incurred from time to time of or incidental to the sale, issue, distribution and qualification for distribution of the Offered Securities and to all matters in connection with the transactions herein set forth shall be borne by the Company including the reasonable fees and disbursements of counsel to the Underwriters.

12.           Liability of Underwriters

12.1           The obligations of the Underwriters to purchase the Offered Securities in connection with the Offering at the Time of Closing shall be several (and not joint or joint and several) and shall be as to the following percentages of the Offered Securities to be purchased at that time:

Name of Underwriter	Liability

GMP Securities L.P.	40%

Raymond James Ltd.	25%

Cormark Securities Inc.	17.5%

Canaccord Capital Corporation	17.5%

12.2           If any of the Underwriters fails to purchase its applicable percentage of the aggregate amount of the Offered Securities at the Time of Closing, the other Underwriters shall have the right, but shall not be obligated, to purchase the Offered Securities which would otherwise have been purchased by the Underwriter which fails to purchase. If, with respect to the Offered Securities, the non-defaulting Underwriters elect not to exercise such rights to assume the entire obligations of the defaulting Underwriter, then the Company shall have the right to terminate its obligations hereunder without liability except in respect of its indemnity, contribution and expense obligations in respect of the non-defaulting Underwriters. Nothing in this paragraph shall oblige the Company to sell to the Underwriters less than all of the aggregate amount of the Offered Securities or shall relieve an Underwriter in default hereunder from liability to the Company.

13.           Action by Underwriters

13.1           All steps which must or may be taken by the Underwriters in connection with the closing of the Offering, with the exception of the matters relating to termination of purchase obligations, may be taken by GMP Securities L.P. on behalf of itself and the other Underwriters and the execution of this Agreement by the other Underwriters and by the Company shall constitute the Company's authority and obligation for accepting notification of any such steps from, and for delivering the definitive documents constituting the Offered Securities to or to the order of, GMP Securities L.P.  GMP Securities L.P. shall fully consult with the other Underwriters with respect to all notices, waivers, extensions or other communications to or with the Company.

14.           Survival of Warranties, Representations, Covenants and Agreements

14.1           All warranties, representations, covenants and agreements of the Company and the Underwriters herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Underwriters of the Offered Securities and shall continue in full force and effect for the benefit of the Underwriters or the Company, as applicable, regardless of the closing of the sale of the Offered Securities and regardless of any investigation which may be carried on by the Underwriters or the Company or on their behalf until the Survival Limitation Date. For greater certainty, and without limiting the generality of the foregoing, the provisions contained in this Agreement in any way related to the indemnification of the Underwriters by the Company or the contribution obligations of the Underwriters or those of the Company shall survive and continue in full force and effect, indefinitely.

15.           General Contract Provisions

15.1           Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

if to the Company:

Ur-Energy Inc.
1128 Clapp Lane
P. O. Box 279
Manotick, Ontario K4M 1A3

Attention:	William Boberg
Telecopier Number:	(720) 981-5643

with a copy to:

McCarthy Tétrault LLP
Suite 1400, The Chambers
40 Elgin Street
Ottawa, Ontario K1P 5K6

Attention:	Virginia Schweitzer
Telecopier Number:	(613) 563-9386

or if to the Underwriters:

GMP Securities L.P.
145 King Street
Suite 1100
Toronto, Ontario M5H 1J8

Attention:	Mark Wellings
Telecopier Number:	(416) 943-6160

with a copy to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3C2

Attention:	Chad Accursi
Telecopier Number:	(416) 642-7131

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

15.2           This Agreement and the other documents herein referred to constitute the entire agreement between the Underwriters and the Company relating to the subject matter hereof and supersede all prior agreements between the Underwriters and the Company with respect to their respective rights and obligations in respect of the Offering, including the revised offer letter between GMP Securities L.P. and the Company dated April 17, 2007 and reconfirmed on April 17, 2007 by GMP Securities L.P.

15.3           Time shall be of the essence for all provisions of this Agreement.

15.4           This Agreement may be executed by telecopier and in one or more counterparts which, together, shall constitute an original copy hereof as of the date first noted above.

[Rest of Page Intentionally Left Blank]

If this Agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company, please communicate your acceptance by executing where indicated below.

Yours very truly,

GMP SECURITIES L.P.
Per:	“Kevin Reid”
Authorized Signing Officer

RAYMOND JAMES LTD.
Per:	“John Murphy”
Authorized Signing Officer

CANACCORD CAPITAL CORPORATION
Per:	“Ali Pejman”
Authorized Signing Officer

CORMARK SECURITIES INC.
Per:	“Darren Wallace”
Authorized Signing Officer

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date provided at the top of the first page of this Agreement.
UR-ENERGY INC.
Company Name

Per:	“John McNeice”

Authorized Signing Officer

SCHEDULE “A”

OPINION OF THE COMPANY'S COUNSEL

This is Schedule “A” to the underwriting agreement dated as of April 23, 2007 between Ur-Energy Inc. and GMP Securities L.P., Raymond James Ltd., Cormark Securities Inc. and Canaccord Capital Corporation.

The opinion of the Company's counsel shall be in respect of the following matters:

(i)
the Company is a “reporting issuer”, or its equivalent, in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario and it is not listed as in default of any requirement of the Applicable Securities Laws in any of such provinces;

(ii)
the Company is a corporation existing under the Canada Business Corporations Act and has all requisite corporate power to carry on its business as now conducted and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement;

(iii)	the Company is authorized to issue, among other things, an unlimited number of common shares;

(iv)	as to the issued and outstanding common shares and preference shares of the Company;

(v)
the Company has all necessary corporate power and capacity: (i) to execute and deliver this Agreement and perform its obligations under this Agreement; (ii) to issue and sell the Offered Securities; and (iii) to issue the Over-Allotment Option; and (iv) to issue the Additional Offered Securities upon exercise of the Over- Allotment Option;

(vi)
all necessary corporate action has been taken by the Company to authorize the execution and delivery of each of the Preliminary Prospectus and the Final Prospectus and the filing thereof with the Securities Commissions;

(vii)	upon the payment therefor and the issue thereof, the Offered Securities will have been validly issued as fully paid and non-assessable;

(viii)
the Additional Offered Securities issuable upon exercise of the Over-Allotment Option have been validly reserved for issuance by the Company, and upon payment at the purchase price therefore and the issuance thereof, will be validly issued as fully paid and non-assessable;

(ix)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and this Agreement has been executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally and subject to such other standard assumptions and qualifications including the qualifications that equitable remedies may be granted in the discretion of a court of competent jurisdiction and that enforcement of rights to indemnity, contribution and waiver of contribution set out in this Agreement may be limited by applicable law and that enforceability is subject to the provisions of the Limitations Act, 2002 (Ontario);

(x)	the rights, privileges, restrictions and conditions attaching to the Offered Securities are accurately summarized in all material respects in the Final Prospectus;

(xi)
all necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority in each Qualifying Provinces have been obtained by the Company to qualify the distribution or distribution to the public of the Offered Securities, the Over-Allotment Option and the Additional Offered Securities in each of the Qualifying Provinces through persons who are registered under applicable legislation and who have complied with the relevant provisions of such applicable legislation;

(xii)	subject only to the standard listing conditions, the Offered Securities and the Additional Offered Securities have been conditionally listed on the Exchange;

(xiii)
the form and terms of the definitive certificate representing the common shares at the Company have been approved by the directors of the Company and comply in all material respects with the Canada Business Corporations Act and the rules and by-laws of the Exchange;

(xiv)
the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Company and the issuance, sale and delivery of the Offered Securities to be issued and sold by the Company at the Time of Closing and the issuance of the Over-Allotment Option, and the issuance of the Additional Offered Securities upon exercise of the Over-Allotment Option, do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with any of the terms, conditions or provisions of the articles or by-laws of the Company or any applicable corporate law or Applicable Securities Laws;

(xv)	Equity Transfer & Trust Company has been appointed the transfer agent and registrar for the common shares;

(xvi)
the Offered Securities and the Additional Offered Securities will, on the Closing Date and the Option Closing Date, be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.  The Offered Securities will not constitute “foreign property” to deferred income plans and certain other persons who are generally exempt from tax; and

(xvii)
the statements set forth in the Final Prospectus under the caption “Eligibility for Investment”, insofar as they purport to describe the provisions of the laws referred to therein, are fair summaries of the matters discussed therein.

SCHEDULE “B”

MATERIAL SUBSIDIARIES

This is Schedule “B” to the underwriting agreement dated as of April 23, 2007 between Ur-Energy Inc. and GMP Securities L.P., Raymond James Ltd., Cormark Securities Inc. and Canaccord Capital Corporation.

Name	Jurisdiction	% Ownership
ISL Resources Corporation	Ontario	100
Ur-Energy USA Inc.	Colorado	100
NFU Wyoming, LLC	Wyoming	100

SCHEDULE “C”

U.S. SECURITIES LAW PROVISIONS

This is Schedule “C” to the underwriting agreement dated as of April 23, 2007 between Ur-Energy Inc. and GMP Securities L.P., Raymond James Ltd., Cormark Securities Inc. and Canaccord Capital Corporation.

As used in this Schedule “C”, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the underwriting agreement to which this Schedule “C” is annexed and the following terms shall have the meanings indicated:

(a)	“affiliate” means affiliate as that term is defined in Rule 405;

(b)
“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Securities and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Offered Securities;

(c)	“Final U.S. Placement Memorandum” means the final U.S. placement memorandum, in form satisfactory to the Company and the Underwriters, including the Final Prospectus;

(d)
“Foreign Issuer” shall have the meaning ascribed thereto in Regulation S. Without limiting the foregoing, but for greater clarity, it means any issuer which is (a) the government of any country other than the United States or of any political subdivision thereof or a national of any country other than the United States; or (b) a corporation or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or indirectly by residents of the Unites States; and (2) any of the following: (i) the majority of the executive officers or directors of the issuer are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(e)
“General Solicitation or General Advertising” means “general solicitation or general advertising”, as used in Rule 502(c) under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(f)	“Institutional Accredited Investor” means an accredited investor, as defined in Rule 501(a) of Regulation D, that satisfies the criteria specified in Rule 501(a)(1),(2),(3) or (7) of Regulation D;

(g)	“Preliminary U.S. Placement Memorandum” means the preliminary U.S. placement memorandum, in form satisfactory to the Company and the Underwriters, including the Preliminary Prospectus;

(h)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(i)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(j)	“SEC” means the United States Securities and Exchange Commission;

(k)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(l)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(m)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(n)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

Representations, Warranties and Covenants of the Underwriters

Each Underwriter acknowledges that the Offered Securities have not been and will not be registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and U.S. state securities laws.  Accordingly, each Underwriter represents, warrants and covenants to the Company that:

1.
It has not offered and sold, and will not offer and sell, any Offered Securities forming part of its allotment described in section 12.1 of the underwriting agreement except (a) in an offshore transaction to a person that is not in the United States in accordance with Rule 903 of Regulation S or (b) in the United States as provided in paragraphs 2 through 10 below. Accordingly, except as provided in paragraphs 2 through 10 below, neither the Underwriter nor any of its affiliates nor any persons acting on its or their behalf, (i) has made or will make any offer to sell, or any solicitation of any offer to buy, any Offered Securities to a person in the United States, (ii) has made or will make any sale of Offered Securities unless, at the time the buy order was or will have been originated, either the purchaser is outside the United States or the Underwriter, its affiliates and any person acting on their behalf reasonably believe that the purchaser is outside the United States, or (iii) has engaged or will engage in any Directed Selling Efforts in the United States with respect to the Offered Securities.

2.
It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities, except with its affiliates, any selling group members or with the prior written consent of the Company. It shall require each of its U.S. broker-dealer affiliate and each selling group member to agree, for the benefit of the Company, to comply with, and shall use its best efforts to ensure that each of its U.S. broker-dealer affiliate and each selling group member complies with, the provisions of this Schedule “C” applicable to such Underwriter as if such provisions applied to such U.S. broker-dealer affiliate or selling group member.

3.
All offers and sales of Offered Securities in the United States shall be made through the Underwriter’s U.S. broker-dealer affiliate in compliance with all applicable U.S. federal and state broker-dealer requirements.  Such U.S. broker-dealer affiliate is duly registered as a broker-dealer pursuant to Section 15(b) of the U.S. Exchange Act, is duly registered as a broker-dealer under the laws of each U.S. state in which it has offered or sold or will offer or sell the Offered Securities (except where an exemption from state broker-dealer registration requirements is available), and is a member in good standing with the National Association of Securities Dealers, Inc.

4.
In connection with offers and sales of Offered Securities in the United States (i) no General Solicitation or General Advertising has been or shall be used, and (ii) such offers and sales have not been and shall not be made in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5.
Any offer, sale or solicitation of an offer to buy Offered Securities that has been made or will be made in the United States was or will be made only to Institutional Accredited Investors that are offered the Offered Securities for sale directly by the Company to such Institutional Accredited Investors in transactions that are exempt from registration pursuant to Rule 506 of Regulation D and applicable U.S. state securities laws.

6.
The Underwriter, acting through its U.S. broker-dealer affiliate, may offer the Offered Securities in the United States only to offerees with respect to which such Underwriter has a pre-existing relationship and has reasonable grounds to believe are Institutional Accredited Investors.

7.
Prior to any sale of Offered Securities in the United States, it shall cause each U.S. purchaser thereof to execute a subscription agreement in the form attached to the Final U.S. Placement Memorandum.

8.
Each offeree of Offered Securities in the United States shall be provided with a copy of either the Preliminary U.S. Placement Memorandum, including the Preliminary Prospectus, or the Final U.S. Placement Memorandum, including the Final Prospectus.  Each purchaser of Offered Securities in the United States shall be provided, prior to the time of purchase of any Offered Securities, with a copy of the

Final U.S. Placement Memorandum, including the Final Prospectus. No other written material shall be used in connection with the offer and sale of the Offered Securities.

9.
At least one business day prior to the Closing Date and, if the Over-Allotment Option is exercised, at least one business day prior to the Option Closing Date, the transfer agent will be provided with a list of all purchasers of the Offered Securities in the United States.

10.
At the closing of the Offering and at the closing of any exercise of the Over-Allotment Option, each U.S. broker-dealer who offered or sold any Offered Securities together with its Canadian affiliated Underwriter will provide a certificate, substantially in the form of Appendix I, relating to the manner of the offer and sale of the Offered Securities in the United States.  If the Underwriter does not deliver such certificate, it will be deemed to represent and warrant to the Company, as at such closing, that none of it, any of its affiliates or any person acting on any of their behalf has offered or sold any of the Offered Securities in the United States.

11.
None of the Underwriter, any of its affiliates or any person acting on any of their behalf has taken or will take any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Offered Securities.

Representations, Warranties and Covenants of the Company

The Company represents, warrants, covenants and agrees that:

1.	The Company is, and at each closing will be, a Foreign Issuer with no Substantial U.S. Market Interest in the common shares of the Company.

2.
The Company is not, and as a result of the sale of the Offered Securities contemplated hereby will not be, registered or required to be registered under the United States Investment Company Act of 1940, as amended.

3.
Except with respect to offers and sales to Institutional Accredited Investors in reliance upon Rule 506 of Regulation D in the manner described in this Schedule “C”, neither the Company nor any of its affiliates, and assuming the representations, warranties and covenants of the Underwriters are true and accurate, nor any person acting on its or their behalf, has made or will make, in connection with offers and sales of the Offered Securities pursuant to this Agreement: (A) any offer to sell, or any solicitation of an offer to buy, any Offered Securities to a person in the United States; or (B) any sale of Offered Securities unless, at the time the buy order was or will have been originated, either (i) the purchaser is outside the United States or (ii) the Company, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

4.
None of the Company or any of its affiliates or, assuming the representations, warranties and covenants of the Underwriters are true and accurate, any person acting on its or their behalf, has made or will make any Directed Selling Efforts in the United States with respect to the Offered Securities, or has taken or will take any action that would cause the exemption afforded by Rule 506 of Regulation D or Rule 903 of Regulation S, as applicable, to be unavailable for offers and sales of the Offered Securities pursuant to this Agreement.

5.
None of the Company, any of its affiliates or, assuming the representations, warranties and covenants of the Underwriters are true and accurate, any person acting on its or their behalf has engaged or will engage in any form of General Solicitation or General Advertising or any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act, with respect to offers or sales of the Offered Securities in the United States.

6.
The Company has not offered or sold, and will not offer or sell, any of its securities in a manner that would be integrated with offers and sales of Offered Securities in the United States pursuant to this Schedule “C” and that would cause such sales of Offered Securities to be ineligible for the exemption from registration provided by Rule 506 of Regulation D.

7.
None of the Company, any of its affiliates or, assuming the representations, warranties and covenants of the Underwriters are true and accurate, any person acting on any of their behalf has taken or will take any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Offered Securities.

8.
None of the Company or any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.

9.
The Company may qualify as a "passive foreign investment company" ("PFIC") as defined in section 1297 of the Internal Revenue Code of 1986, as amended, (the "Code"). For each taxable year, if any, that the Company qualifies as a PFIC, in the case of a Purchaser that is a "United States person" (as defined in section 7701(a)(30) of the Code) and that has made an effective "qualified electing fund" election (as defined in section 1295 of the Code) with respect to the Company (a "QEF Election"), the Company upon receiving the written request of such Purchaser will provide to such Purchaser (a) a "PFIC Annual Information Statement" as described in Treasury Regulation section 1.1295-1(g) (or any successor Treasury Regulation), including all representations and statements required by such PFIC Annual Information Statement, and (b) all additional information that such Purchaser is required to obtain in connection with maintaining such QEF Election. With regard to the PFIC Annual Information Statement, as permitted by Treasury Regulation section 1.1293-1(a)(2) the Company will calculate and report the amount of each category of long-term capital gain described in section 1(h) of the Code that was recognized by the Company.

APPENDIX I

TO SCHEDULE “C”

UNDERWRITERS' CERTIFICATE

In connection with the private placement in the United States of the common shares (the “Offered Securities”) of Ur-Energy Inc. (the “Company”) pursuant to the Underwriting Agreement dated April 23, 2007 among the Company and the Underwriters named therein (the “Underwriting Agreement”), the undersigned Underwriter and _______________, its U.S. broker-dealer affiliate (the “U.S. Placement Agent”) do hereby certify as follows:

(i)
we have offered and sold the Offered Securities in the United States exclusively through the U.S. Placement Agent, which is duly registered as a broker-dealer pursuant to Section 15(b) of the U.S. Exchange Act, is duly registered as a broker-dealer under the laws of each U.S. state in which it has offered or sold the Offered Securities (except where an exemption from state broker-dealer registration requirements is available) and is a member of and is in good standing with the National Association of Securities Dealers, Inc. on the date hereof;

(ii)	all offers and sales of the Offered Securities by us in the United States have been effected in accordance with all applicable U.S. federal and state broker-dealer requirements;

(iii)
each offeree in the United States that we offered the Offered Securities was provided with a copy of either the Preliminary U.S. Placement Memorandum, including the Preliminary Prospectus, or the Final U.S. Placement Memorandum, including the Final Prospectus, each purchaser in the United States that we have arranged to purchase Offered Securities from the Company was provided with a copy of the Final U.S. Placement Memorandum, including the Final Prospectus, and we have not used any other written material in connection with the offer and sale of the Offered Securities;

(iv)
immediately prior to making any offer or solicitation to an offeree in the United States, we had reasonable grounds to believe and did believe that each offeree was an Institutional Accredited Investor and, on the date hereof, we continue to believe that each purchaser that we have arranged to purchase Offered Securities in the United States is an Institutional Accredited Investor;

(v)	no General Solicitation or General Advertising was used by us in connection with the offer or sale of the Offered Securities in the United States;

(vi)	prior to any sale of Offered Securities in the United States, we caused each U.S. purchaser to execute a subscription agreement in the form attached to the Final U.S. Placement Memorandum; and

(vii)	the offering of the Offered Securities has been conducted by us in accordance with the terms of the Underwriting Agreement.

Terms used in this certificate have the meanings given to them in the Underwriting Agreement unless otherwise defined herein.

Dated this __ day of __________, 2007.

[CANADIAN UNDERWRITER]	[U.S. AFFILIATE OF CANADIAN UNDERWRITER]

By: _____________________________	By: _____________________________
Name: _____________________________	Name: _____________________________
Title: ______________________________	Title: _____________________________

SCHEDULE “D”

OUTSTANDING CONVERTIBLE SECURITIES

This Schedule “D” to the underwriting agreement dated as of April 23, 2007 between Ur-Energy Inc. and GMP Securities L.P., Raymond James Ltd., Cormark Securities Inc. and Canaccord Capital Corporation.

Convertible Securities of Ur-Energy Inc.

As at April 20, 2007

No. of Shares
Compensation options
Expiring November 29, 2007 @ $1.25	55,568
Stock options
Expiring November 17, 2010 @ $1.25	2,956,800
Expiring March 25, 2011 @ $2.01	75,000
Expiring April 21, 2011 @ $2.35	1,525,000
Expiring September 27, 2011 @ $2.75	435,000
Expiring January 1, 2012 @ $4.08	200,000
Expiring February 15, 2012 @ $5.03	600,000
Total stock options	5,791,800
Total Convertible Securities	5,847,368